Exhibit 10.1
SEPARATION AGREEMENT

This Separation Agreement (the "Agreement") is between HF Foods Group Inc., a Delaware corporation (the "Company"), and Carlos Rodriguez ("Executive"), (collectively referred to as the "Parties"). This Agreement is effective on the date both Parties sign it, provided Executive does not revoke the Agreement within seven (7) days in accordance with Section 8 of this Agreement (the "Effective Date").

In consideration of the Executive's execution and non-revocation of this Agreement upon or within twenty-one (21) days after the Executive's receipt of the Agreement subject to the review and revocation period provided in Section 8 below, and the mutual promises and commitments made in this Agreement, and intending to be legally bound, the Company and Executive agree to the terms set forth in this Agreement.

1.Term and Termination of Employment. Executive and the Company have mutually agreed that (i) as of February 12, 2024, Executive no longer serves as the Chief Financial Officer and from any positions he holds with the entities listed on Exhibit A; and (ii) that Executive's employment with the Company ended on April 8, 2024 (the "Separation Date"). In consideration for Executive entering this Agreement, the Company agrees that in any Company press releases or statements to third-parties, the Company will characterize Executive's separation from the Company as a mutual decision.

2.Severance Payment and Benefits. Subject to (i) the Executive signing and not revoking this Agreement and, (ii) complying with the obligations set forth in this Agreement and (i) and (ii) collectively, the "Severance Payment Conditions"), and (iii) applicable income taxes:
a)the Company at its sole expense shall provide Executive with the following:
(a)An amount of severance equal to one times (1X) Executive' annual base salary of $400,000, less applicable deductions and withholdings for federal and state income and employment taxes paid out in three equal payments, each equal to four months’ pay and paid as follows: the first payment to be made within 10 days of the Effective date of the Agreement, the second payment to be made on October 15, 2024, and the last payment to be made on January 15, 2025. provided, however, that any future payments under this subsection (a) shall cease on and following the date on which the Executive commences a new position (including self-employment) that provides for compensation at or above 70% of Executive’s annual base compensation of $400,000 as of April 8, 2024, the date Executive’s employment with Company ended. Executive acknowledges that he has an affirmative obligation to notify the Company that he has commenced employment at such new position.. For purposes of clarification, Company and Executive agree that if Executive commences employment that provides compensation at or above 70% of Executives base compensation of $400,000 annually after a payment or payments have been made, Executive shall have no obligation to reimburse the Company for the payment or payments and Company shall have no right to repayment of those amounts.; and
(b)An amount equal to 70.0% of Executive's base salary (the “Bonus Payment”), to be paid out in a lump sum within fourteen (14) calendar days of the Effective Date.

b)    Executive and the Company agree that, for the avoidance of any doubt, the 30,317 Restricted Stock Units ("RSUs") and the 29,224 Performance Stock Units ("PSUs") granted to the Executive that would have vested on April 15, 2024 shall nonetheless be retained by the Executive. The shares of Company stock underlying the vested RSUs and PSUs will be delivered to the Executive as soon as practicable following the Effective Date. Executive will continue to be subject to the Company's Insider Trading Policy for so long as he possesses material nonpublic information. All other unvested RSUs and PSUs granted to the Executive shall be forfeited to the Company for no consideration.

3.General Release of Claims by Executive. Executive, on behalf of Executive’s self and Executive’s executors, heirs, representatives and assigns, agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present directors, shareholders, officers, employees, agents, and attorneys (“Released Parties”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date on which Executive signs this Agreement, including:

a.any and all Claims relating to or arising from Executive’s employment relationship with the Company and/or the termination of that relationship, including any claims for compensation, equity or payments other than those specifically set forth herein;
b.any and all Claims for wrongful discharge of employment; termination in violation of public policy; retaliation; discrimination of any kind, including but not limited to, gender, age, race, national origin, sexual orientation, and/or disability discrimination; harassment of any kind, including harassment on the basis of gender, age, race, national origin, sexual orientation, and/or disability; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; inducing breach of any contract; promissory estoppel; reformation; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; deceit; concealment; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; breach of fiduciary duty; personal injury; assault; battery; invasion of privacy; false imprisonment; conspiracy; and/or conversion;
c.any and all Claims for violation of any federal, state or municipal statute, including but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act of 1963 and the Lilly Ledbetter Fair Pay Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, the California Government Code, the California Business and Professions Code, and any other state or local statute, regulation, law or ordinance;
d.any other statutory and common law claims arising from Executive’s employment relationship with the Company that may be lawfully waived by agreement; and

e.any other applicable federal, state, or local law, ordinance, or regulation with respect to claims relating to Executive’s employment or separation from employment with the Company arising up until the date of Executive’s execution of this Agreement.
Each of the parties to this Agreement agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to (a) any obligations incurred under this Agreement, (b) any vested rights under pension or retirement plans; (c) any obligations which cannot be released under applicable law, and (d) any right Executive may have to file a charge, testify or participate in an EEOC, CRD, SEC, or other federal, state or local governmental investigation, hearing or proceeding, provided, however, that by signing this Agreement, Executive understands and agrees that Executive is waiving the right to any personal recovery either in Executive’s own action or one brought by the EEOC or other governmental agency or authority on Executive’s behalf to the extent permitted by law, except to the extent that Executive is permitted by law to recover any monetary amount for reporting potential violations under an SEC whistleblower program or other applicable law.

4.Executive Claims Not Waived. Notwithstanding anything in this Agreement to the contrary, Executive is not waiving nor releasing: (i) any rights to vested accrued benefits under the Company's employee benefit plans; (ii) any rights to defense and indemnification (as described in Section 6 below) and under directors and officers insurance with respect to his service as an employee or officer of the Company;(iii) claims arising after the date on which Executive signs this Agreement; and (iv) rights or claims related to enforcement of this Agreement.
5.Waiver of Unknown Claims. Executive acknowledges and agrees that Executive has been advised of and is familiar with the provisions of California Civil Code Section 1542 or any like applicable state statue or regulation, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Being aware of said code section, Executive expressly waives any rights Executive may have thereunder, as well as under any other statutes or common law principles of similar effect.

6.Indemnification. The Company acknowledges and agrees that Executive remains eligible for Indemnification as set forth in any indemnification policies or plans of the Company applicable to Executive.

7.Return of Documents. Executive agrees to turn over all of his Company records and other information by or before the of the day on June 10, 2024.

8.Age Discrimination in Employment Act Release. In accordance with the Older Workers Benefit Protection Act of 1990, Executive acknowledges that Executive is aware that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that the waiver and release is knowing and voluntary. Executive and the Company agree that the waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by the Company in writing of the following:

a.Executive has the right to consult with an attorney of Executive’s choice before accepting this offer;
b.Executive was provided with twenty-one (21) days from the date this offer was received to consider this offer and sign this Agreement; and
c.Executive has seven calendar (7) days after accepting this offer and signing this Agreement to revoke the acceptance, and the Agreement will not be effective until that revocation period has expired (“Effective Date”).
d.Any change to the terms of this Agreement, whether material or immaterial, will not restart the 21-day period for Executive to consider this Agreement.
In order to be effective, timely notice of revocation of the waiver of ADEA claims set forth in this Section 9 must be made in writing by Executive and must be delivered by written letter or by email addressed to Crystal Rummel, Head of HR, crystalrummel@hffoodsgroup.com with a copy to Christine Chang, GC and CCO, christinechang@hffoodsgroup.com, so that it is postmarked no later than the seventh day after Executive executes this Agreement and provides a signed copy to Employer.
9.    Non-Disparagement. Executive agrees that he  will not make any statements, either verbal or written, including without limitation to communications on social media websites such as Facebook, Twitter, LinkedIn, or Glassdoor, on blogs, by text or email or other electronic means, to any electronic or print news media or other publications or to any publicly-available forums or any community organizations that would maliciously disparage the reputation, image, good will or commercial interest of HF Foods and its Board members, officers and/or directors.  Nothing in this Agreement, however, prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful. The Company agrees to instruct Peter Zhang, Felix Lin and Christine Chang not to make any statements, either verbal or written, including without limitation to communications on social media websites such as Facebook, Twitter, LinkedIn, or Glassdoor, on blogs, by text or email or other electronic means, to any electronic or print news media or other publications or to any publicly-available forums or any community organizations that would maliciously disparage the reputation of Executive.
10.    Confidential Information.
a.Except as may be authorized or required by law, Executive shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity, any confidential or proprietary information of or relating to the Company (collectively, “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, software, computer program or similar repository of or containing any such Confidential Information. “Confidential Information” means an item of information or compilation of information in any form (tangible or intangible) related to the business that Executive acquired or gained access to during Executive’s employment or service that the Company and/or the Parent has not authorized public disclosure of, and that is not readily available to the public or persons outside the Company and/or the Parent. By way of example and not limitation, Confidential Information is understood to include: lists and records, contact information, private contract terms, business preferences, and historical transaction data regarding existing and prospective customers; non-public records and data regarding the financial performance of the Company; business plans and strategies, forecasts and analyses; internal business methods and systems, know how, and innovations; marketing plans, research and analysis; unpublished pricing information, and variables such as costs, discounting options, and profit margins; business sale and acquisition opportunities identified by the Company and/or the Parent and related analysis; records of private dealings with vendors, suppliers, and distributors; Company and/or Parent trade secrets; all records, in any form (such as email, database, correspondence, notes, files, contact lists, drawings, specifications, spreadsheets, manuals, chats, text messages, and calendars) that contain Confidential Information or otherwise relate to the Company’s and/or Parent’s business, with the exception of wage and benefit related materials provided to me as an Executive for my own use as an Executive, are the property of the Company and/or the Parent. The parties stipulate and agree that as between them the foregoing matters are important, material, and confidential proprietary information or trade secrets and affect the successful conduct of the businesses of the Company and any successor or assignee of the Company.
b.For the avoidance of doubt, notwithstanding any provisions in this Agreement or Company and/or Parent policy applicable to the unauthorized use or disclosure of Confidential Information, nothing in this Agreement prohibits Executive from voluntary disclosure of information or documents concerning possible violations of law to, or seek a whistleblower award from, any governmental agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, or Department of Labor) or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company and/or the Parent, or prohibits Executive from cooperating in an investigation conducted by a government agency. This may include a disclosure of trade secret information provided that it must comply with the restrictions in the Defend Trade Secrets Act of 2016 (DTSA). The DTSA provides that no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (ii) is made in a complaint or other document if such filing is under seal so that it is not made public. In addition, an individual who pursues a lawsuit for retaliation by the Company for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section, or to prohibit or restrict Executive from exercising rights to communicate about or to discuss pay provided by federal, state, or local law.
c.Executive shall deliver to the Company by the end of day on June 10 2024, all the Company property and material, including any the Company-provided equipment, and any originals and copies of any keys, access cards, books, correspondence, memoranda, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, contracts, presentations, emails, or any other documents or materials concerning the Company’s strategies, products or services, processes or business of any kind and/or which contain confidential, proprietary, or trade secret information which are in the possession or control of Executive or Executive’s agents. Executive certifies that Executive will thoroughly search Executive’s home and any personal equipment, including Executive’s home computer, laptop, and any other devices (such as a cell phone, tablet, or any other digital storage device) which Executive may have used to conduct business for or on behalf of the Company, or on which Executive may have stored any information or data related to the Company, and that Executive will return to the Company any such information, data, or property that Executive may locate in such search.

11.     Reference. The Company agrees that in responding to oral or written references regarding Executive that may be requested by prospective employers, the Company will respond with the following information only: 1) dates of Employment; 2) positions Held; 3) pay at time of separation (if request is in writing).

12.    Taxes. To the extent any taxes may be due on the wages or Separation Payment or Separation Benefits to Executive provided in this Agreement beyond any withheld by the Company, Executive agrees to pay them and to indemnify and hold the Company and the other entities released by this Agreement harmless for any tax claims or penalties resulting from such payments.

13.    Section 409A. The payments made under this Agreement are intended to comply with section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance issued thereunder (“Section 409A”), and are structured to be distributed in the short-term deferral period, as defined under Treasury Regulation section 1.409A-1(b)(4), or the separation pay exemption, as provided in Treasury Regulation section 1.409A-1(b)(9). The timing of payments should be interpreted and construed consistent with these exemptions to Section 409A. The parties further acknowledge that this Agreement will be null and void if not accepted within the 21-day consideration period or if revoked during the revocation period set forth in Section 5(b) and (c).

14.    No Voluntary Assistance to Claimants Against the Company. Executive agrees that Executive will not voluntarily counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, and charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder, or attorney of the Company, unless under a subpoena or other court order to do so.

15.    Cooperation. Except as expressly permitted or required by this Agreement or by law, Executive agrees that following the Separation Date, Executive shall fully cooperate with the Company and/or the Parent in investigating, defending, prosecuting, litigating, filing, initiating or asserting any actual or potential claims or investigations that may be made by or against the Company and/or the Parent to the extent that such claims or investigations may relate to any matter in which Executive was involved (or alleged to have been involved) while employed with the Company or of which Executive has knowledge by virtue of Executive’s employment with the Company (collectively, “Proceedings”); provided that the obligations in this Section shall in no way require Executive to cooperate in any such Proceedings that involve claims against Executive individually, in the reasonable good faith judgment of the Company or Parent Board of Directors, that are or may likely be clearly inconsistent with the position of the Company or the Parent, or that could subject Executive to civil or criminal liability. This cooperation provision also requires Executive to cooperate fully, completely, and truthfully with the Special Investigative Committee (“SIC”) and the Special Litigation Committee (“SLC”) made up of independent directors. When requesting Executive’s cooperation under this Section, the Company and/or Parent will reasonably take into consideration Executive’s personal and business commitments, will give the Executive as much advance notice as reasonably possible, and ask that Executive be available at such time or times, and at such location or locations, as are reasonably convenient and agreeable to the

Company and/or Parent and Executive. Upon submission of appropriate documentation, Executive shall be reimbursed for reasonable and pre-approved out-of-pocket expenses incurred in rendering such cooperation. If for any reason the Executive or the Company and/or Parent determines that a conflict of interest may exist between Executive and the Company and/or Parent in providing such cooperation, the Parties agree that Executive may obtain his own separate legal counsel of his choice to meet his obligations under this Section.

16.    No Knowledge of Wrongdoing. Employee represents that Employee has no knowledge of any wrongdoing involving improper or false claims against a federal, state, or local governmental agency or any other wrongdoing, including any violation of any Company policy, any agreement between the Company and any other party, or any local, state, or federal law, that involves either Executive or any other present or former employees of the Company.

17.    No Admission of Liability. The payment of consideration referred to in this Agreement does not constitute an admission or concession by the Company that it acted unlawfully or wrongfully with respect to Executive, or that Executive has any rights whatsoever against the Company. Rather the parties understand and acknowledge that the payment of consideration referred to in this Agreement is made solely for the purpose of providing additional compensation to prevent potential involvement in legal proceedings based upon disputed claims.
18.    Choice of Law. This Agreement shall be governed and construed in accordance with the laws of California.

19.    Severability. Except as otherwise specified below, should any portion of this Agreement be found void or unenforceable for any reason by a court of competent jurisdiction, the parties intend that such provision be limited or modified so as to make it enforceable, and if such provision cannot be modified to be enforceable, the unenforceable portion shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force and effect. If any portion of this Agreement is so found to be void or unenforceable for any reason in regard to any one or more persons, entities, or subject matters, such portion shall remain in full force and effect with respect to all other persons, entities, and subject matters. This Section shall not operate, however, to sever either party’s obligation to provide the binding release to all entities intended to be released hereunder.
20.    Understanding and Authority. The parties understand and agree that all terms of this Agreement are contractual and are not a mere recital and represent and warrant that they are competent to covenant and agree to the terms of this Agreement.
21.    Voluntary and Knowing. This Agreement is executed voluntarily and without any duress or undue influence on the parties hereto. The parties acknowledge that:
a.they have read this Agreement;
b.they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or they have voluntarily declined to seek such counsel;
c.they understand the terms and consequences of this Agreement and of the releases it contains;
d.they are fully aware of the legal and binding effect of this Agreement; and
e.Executive has been provided with a reasonable period of time of no less than 21 days from the date this Agreement is received to consider this Agreement.

22.    Entire Agreement. This Agreement contains the entire, final, and exclusive agreement of the parties and no promise made by any party or by any officer, attorney, or agent of any party that is not expressly contained in this Agreement shall be binding or valid. Any modification of any provision of this Agreement, to be effective, must be in writing and signed by all parties.

23.    Binding Effect. Except as otherwise expressly provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

24.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing on the dates shown below.

By:	/s/ Carlos Rodriguez

Date:	5/31/2024

HF FOODS GROUP INC.

By:	/s/ Felix Lin

Name:	Felix Lin	Title:	President

Date:	5/31/2024